PRESS RELEASE

                                               Dataram Contact:
                                               Mark Maddocks
                                               Vice President-Finance, CFO
                                               609-799-0071
                                               info@dataram.com


          DATARAM REPORTS FISCAL 2008 SECOND QUARTER FINANCIAL
                                RESULTS

             Company Reports Net Earnings of $0.06 Per Share

           Board of Directors Declares Regular Quarterly Dividend

PRINCETON, N.J. November 15, 2007 - Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fiscal second quarter and six months ended October 31, 2007. Revenues for the second quarter were $8.6 million, which compares to $8.6 million in the first quarter of the current fiscal year and $10.9 million in the comparable prior year period. Net earnings for the second quarter and first six months of the current fiscal year were $569,000, or $0.06 per diluted share and $975,000, or $0.11 per diluted share, respectively. This compares to net earnings of $1,446,000, or $0.16 per diluted share and net earnings of $1,376,000, or $0.16 per diluted share for the comparable prior year periods. Prior year second quarter and six months net earnings included a payment of $2.3 million from a DRAM manufacturer related to a settlement agreement. The payment was recorded as other income in the Company's financial statements. The Company's earnings from operations for the second quarter and first six months of the current fiscal year totaled $671,000 and $1,093,000, respectively and compares to operating losses of $125,000 and $468,000 for the comparable prior year periods.

Robert V. Tarantino, Dataram's chairman and CEO commented, "Our second quarter operating earnings and net earnings met our expectations and our operating earnings have improved over last fiscal year's levels. However, our revenues continue to be adversely impacted by reductions in our selling prices as a result of the well-publicized decline in the price of DRAM chips. The purchase cost of DRAM chips, which represents approximately 75 percent of our product cost declined by approximately 50 percent during the first six months of the fiscal year. In spite of this decline, we have managed to hold our revenue levels nearly constant for the past three quarters. This is due to a shift in sales to larger capacity memory products. As the price of the Company's higher capacity products have come down as a result of lower chip costs, they have become a more affordable option for customers with memory intensive applications. This has also had a favorable impact on our gross margins which averaged 38% in the second quarter as these high capacity products typically command higher margins."

The Company's operating expenses for the second quarter and first six months of the current fiscal year totaled $2,571,000 and $5,187,000, respectively and compares to operating expenses of $2,702,000 and $5,449,000 for the comparable prior year periods. The decline in expense was the result of costs reductions initiated at the end of the prior fiscal year as well as a reduction in stock-based compensation expense.

The Company accrues federal and state income taxes at a combined rate of approximately 37 percent. However, since the Company has a federal net operating loss ("NOL") carryforward of approximately $5.1 million, the Company actually pays income taxes at a rate of approximately 8 percent as it utilizes the tax benefits of its NOL carryforward.

Mr. Tarantino concluded, "Our strong cash and working capital position continued to improve. In the first half of the current fiscal year, cash provided by operating activities totaled $1,739,000, and cash and equivalents increased to $16,926,000. Working capital at the end of the second quarter amounted to $22,534,000 and our current ratio is 11.8. Our tangible book value per share is $2.70, of which cash and equivalents constitutes $1.91 per share. Today, the Company's Board of Directors declared a quarterly dividend of $0.06 per common share. The dividend will be payable on December 14, 2007, to shareholders of record as of November 30, 2007. At October 31, 2007, there were 8,846,384 common shares issued and outstanding."




ABOUT DATARAM CORPORATION

Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 40 years of experience, Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com


The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.



                              Financial Tables Follow












                        DATARAM CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share amounts)
                                     (Unaudited)


                                 Second Quarter Ended      Six Months Ended
                                     October 31,              October 31,
                                 ____________________      ________________
                                   2007          2006        2007      2006

Revenues                       $  8,556     $ 10,902     $ 17,173  $ 20,207

Costs and expenses:
  Cost of sales                   5,314        8,325       10,893    15,226
  Engineering and development       285          320          587       626
  Selling, general
    and administrative            2,213        2,265        4,434     4,572
  Stock-based compensation
    expense*                         73          117          166       251
                               ________     ________     ________  ________
                                  7,885       11,027       16,080    20,675
                               ________     ________     ________  ________

Earnings (loss)
  from operations                   671         (125)       1,093      (468)

Other income                        229        2,436          448     2,672
                               ________     ________     ________  ________

Earnings before income taxes        900        2,311        1,541     2,204

Income tax provision                331          865          566       828
                               ________     ________     ________  ________

Net earnings                   $    569     $  1,446     $    975  $  1,376
                               ========     ========     ========  ========

Net earnings per share:
  Basic                        $   0.06     $   0.17     $   0.11  $   0.16
                               ========     ========     ========  ========
  Diluted                      $   0.06     $   0.16     $   0.11  $   0.16
                               ========     ========     ========  ========

Weighted average number of
shares outstanding:
  Basic                           8,825        8,576        8,781     8,533
                               ========     ========     ========  ========
  Diluted                         8,865        8,805        8,850     8,806
                               ========     ========     ========  ========

*Stock-based compensation expense is recorded as a component of selling, general and administrative expenses in the Company's financial statements filed with the Securities and Exchange Commission on Form 10-Q.



                        DATARAM CORPORATION AND SUBSIDIARIES
                       CONDENSED CONSOLIDATED BALANCE SHEETS
                                    (In thousands)
                                      (Unaudited)



                                 October 31, 2007          April 30, 2007
ASSETS
Current assets
  Cash and cash equivalents      $         16,926          $       14,138
  Accounts receivable, net                  4,376                   4,717
  Inventories                               1,743                   2,121
  Deferred income taxes                     1,149                   1,149
  Note receivable                               0                   1,537
  Other current assets                        429                     231
                                 ________________________________________
    Total current assets                   24,623                  23,893

Deferred income taxes                         707                   1,123

Property and equipment, net                   592                     784

Other assets                                   79                     105
                                 ________________________________________

Total assets                     $         26,001          $       25,905
                                 ========================================

LIABILITIES AND STOCKHOLDERS'
EQUITY
Current liabilities
  Accounts payable               $          1,319          $        1,597
  Accrued liabilities                         770                     976
                                 ________________________________________
    Total current liabilities               2,089                   2,573

Stockholders' equity                       23,912                  23,332
                                 ________________________________________

Total liabilities and
stockholders' equity             $         26,001          $       25,905
                                 ========================================